SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934*


                             NextWave Telecom, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Shares, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    65332M103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  March 1, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed

     |_|  Rule 13d-1(b)

     |X|  Rule 13d-1(c)

     |_|  Rule 13d-1(d)


----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------
CUSIP No. 65332M103
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               JGD Management Corp.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 12,929,434 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             12,929,434 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               12,929,434 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               5.0%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 65332M103
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Investment Limited
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Commonwealth of the Bahamas
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 4,258,426 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             4,258,426 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,258,426 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.7%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 65332M103
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Capital Management, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 1,828,227 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             1,828,227 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,828,227 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.7%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 65332M103
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Select, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 1,367,988 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             1,367,988 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,367,988 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.5%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 65332M103
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Select Unit Trust
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 818,633 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             818,633 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               818,633 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.3%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 65332M103
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Distressed Opportunities Fund, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 1,117,783 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             1,117,783 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,117,783 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.4%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 65332M103
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Offshore Investors Unit Trust
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 1,982,026 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             1,982,026 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,982,026 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.8%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 65332M103
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Global Value Partners, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 368,700 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             368,700 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               368,700 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.1%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1(a).     NAME OF ISSUER:
               --------------

               NextWave Telecom, Inc.


ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               -----------------------------------------------

               411 W. Putnam, 2nd Floor
               Greenwich, CT  06830


ITEM 2.(a),    NAME OF PERSON FILING; ADDRESS
(b) AND (c)    OF PRINCIPAL BUSINESS OFFICE; CITIZENSHIP:
               -----------------------------------------

     This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

     (i) JGD Management Corp. ("JGD"), a New York corporation, Dinan Management, L.L.C. ("Dinan Management"), a New York limited liability company, York Select Domestic Holdings, LLC ("York Select Domestic Holdings"), a New York limited liability company, York Select Offshore Holdings, LLC ("York Select Offshore Holdings"), a New York limited liability company, York Distressed Domestic Holdings, LLC ("York Distressed Domestic Holdings"), a New York limited liability company, York Offshore Holdings, LLC ("York Offshore Holdings"), a New York limited liability company, York Global Value Holdings, LLC ("York Global Value Holdings"), a New York limited liability Company and York Offshore Holdings, Limited ("York Offshore Limited"), a corporation of the Commonwealth of the Bahamas.

    (ii) York Investment Limited ("York Investment"), a corporation of The Commonwealth of The Bahamas.

   (iii) York Capital Management, L.P. ("York Capital"), a Delaware limited partnership.

    (iv)  York Select, L.P. ("York Select"), a Delaware limited partnership.

     (v) York Select Unit Trust ("York Select Trust"), a trust organized under the laws of the Cayman Islands.

    (vi) York Distressed Opportunities Fund, L.P. ("York Distressed Opportunities"), a Delaware limited partnership.

   (vii) York Offshore Investors Unit Trust ("York Offshore Investors"), a trust organized under the laws of the Cayman Islands.

  (viii) York Global Value Partners, L.P. ("York Global Value"), a Delaware limited partnership.

     York Offshore Limited is the investment manager of York Investment.

     Dinan Management is the General Partner of York Capital.

     York Select Domestic Holdings is the General Partner of York Select.

     York Select Offshore Holdings is the investment manager of York Select
Trust.

     York Distressed Domestic Holdings is the General Partner of York Distressed Opportunities.

     York Offshore Holdings is the investment manager of York Offshore
Investors.

     York Global Value Holdings is the General Partner of York Global Value.

     JGD is also filing this statement on behalf of certain other funds and accounts ("Managed Accounts") over which it has indirect beneficial ownership.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               ------------------------------------

     The address of each of JGD, York Capital, York Distressed Opportunities, York Select and York Global Value is:

                    390 Park Avenue
                    15th Floor
                    New York, New York 10022

     The address of York Investment for purposes of this filing is:

                    York Investment Limited
                    c/o York Capital Management
                    390 Park Avenue
                    15th Floor
                    New York, New York 10022

     The address of York Select Trust for purposes of this filing is:

                    York Select Unit Trust
                    c/o York Capital Management
                    390 Park Avenue
                    15th Floor
                    New York, New York 10022

     The address of York Offshore Investors for purposes of this filing is:

                    York Offshore Investors Unit Trust
                    c/o York Capital Management
                    390 Park Avenue
                    15th Floor
                    New York, New York 10022

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
               ----------------------------

               Common Shares


ITEM 2(e).     CUSIP NUMBER:
               ------------

               65332M103


ITEM 4.(a),
(b) AND (c)    OWNERSHIP.
               ---------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (i)  JGD
          ---

          (a)  Amount beneficially owned: 12,929,434 shares.
                                          -----------------

          (b)  Percent of class: 5.0%.
                                 ---

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 12,929,434 shares.
                                                          ----------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 12,929,434 shares.
                    -----------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

    (ii)  York Investment
          ---------------

          (a)  Amount beneficially owned: 4,258,426 shares.
                                          ----------------

          (b)  Percent of class: 1.7%.
                                 ---

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 4,258,426 shares.
                                                          ----------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 4,258,426 shares.
                    ----------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

   (iii)  York Capital
          ------------

          (a)  Amount beneficially owned: 1,828,227 shares.
                                          ----------------

          (b)  Percent of class: 0.7%.
                                 ----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 1,828,227 shares.
                                                          ----------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 1,828,227 shares.
                    ----------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

    (iv)  York Select
          -----------

          (a)  Amount beneficially owned: 1,367,988 shares.
                                          ----------------

          (b)  Percent of class: 0.5%.
                                 ----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 1,367,988 shares.
                                                          ----------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 1,367,988 shares.
                    ----------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

     (v)  York Select Trust
          -----------------

          (a)  Amount beneficially owned: 818,633 shares.
                                          --------------

          (b)  Percent of class: 0.3%.
                                 ---

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 818,633 shares.
                                                          --------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 818,633 shares.
                    --------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

    (vi)  York Distressed Opportunities
          -----------------------------

          (a)  Amount beneficially owned: 1,117,783 shares.
                                          ----------------

          (b)  Percent of class: 0.4%.
                                 ---

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 1,117,783 shares.
                                                          ----------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 1,117,783 shares.
                    ----------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

   (vii)  York Offshore Investors
          -----------------------

          (a)  Amount beneficially owned: 1,982,026 shares.
                                          ----------------

          (b)  Percent of class: 0.8%.
                                 ----

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 1,982,026 shares.
                                                          ----------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 1,982,026 shares.
                    ----------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

  (viii)  York Global Value
          -----------------

          (a)  Amount beneficially owned: 368,700 shares.
                                          --------------

          (b)  Percent of class: 0.1%.
                                 ---

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 368,700 shares.
                                                          --------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 368,700 shares.
                    --------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

     The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 256,156,365 Common Shares, outstanding on December 31, 2003.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               ---------------------------------------------------------------

     The Managed Accounts have the right to receive dividends from, or the proceeds from the sale of, the Common Shares.

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: March 11, 2004                    JGD Management Corp.


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Director

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: March 11, 2004


                                         YORK INVESTMENT LIMITED

                                         By: YORK OFFSHORE HOLDINGS LIMITED


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Director

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: March 11, 2004


                                         YORK CAPITAL MANAGEMENT, L.P.

                                         By: DINAN MANAGEMENT, L.L.C.


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: March 11, 2004.


                                         YORK SELECT, L.P.

                                         By: YORK SELECT DOMESTIC HOLDINGS, LLC


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  March 11, 2004


                                         YORK SELECT UNIT TRUST

                                         By: YORK SELECT OFFSHORE HOLDINGS LLC


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: March 11, 2004


                                         YORK DISTRESSED OPPORTUNITIES
                                         FUND, L.P.

                                         By: YORK DISTRESSED DOMESTIC HOLDINGS,
                                             LLC


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: March 11, 2004


                                         YORK OFFSHORE INVESTORS UNIT TRUST

                                         By: YORK OFFSHORE HOLDINGS, LLC


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: March 11, 2004


                                         YORK GLOBAL VALUE PARTNERS, L.P.

                                         By: YORK GLOBAL VALUE HOLDINGS, LLC


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Member

                                                                       EXHIBIT A


                            AGREEMENT OF JOINT FILING
                             NEXTWAVE TELECOM, INC.
                     COMMON SHARES, $0.0001 VALUE PER SHARE


     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13G and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

     This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

     WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 11th day of March, 2004.


JGD MANAGEMENT CORP.


/s/ Adam J. Semler
-------------------------------
Adam J. Semler                            YORK SELECT UNIT TRUST
Chief Financial Officer and Director
                                          By: YORK SELECT OFFSHORE
YORK INVESTMENT LIMITED                       HOLDINGS, LLC

By: YORK OFFSHORE HOLDINGS LIMITED
                                          By: /s/ Adam J. Semler
                                              ---------------------------
By: /s/ Adam J. Semler                        Adam J. Semler
    ---------------------------               Chief Financial Officer and Member
    Adam J. Semler
    Chief Financial Officer and
    Director
                                          YORK DISTRESSED
                                            OPPORTUNITIES FUND, L.P.
YORK CAPITAL MANAGEMENT, L.P.
                                          By: YORK DISTRESSED
By: DINAN MANAGEMENT, L.L.C.                  DOMESTIC HOLDINGS, LLC


By: /s/ Adam J. Semler                    By: /s/ Adam J. Semler
    ---------------------------               ---------------------------
    Adam J. Semler                            Adam J. Semler
    Chief Financial Officer and Member        Chief Financial Officer and Member


YORK SELECT, L.P.                         YORK OFFSHORE INVESTORS
                                            UNIT TRUST
By: YORK SELECT DOMESTIC HOLDINGS, LLC
                                          By: YORK OFFSHORE HOLDINGS, LLC

By: /s/ Adam J. Semler
    ---------------------------           By: /s/ Adam J. Semler
    Adam J. Semler                            ---------------------------
    Chief Financial Officer and Member        Adam J. Semler
                                              Chief Financial Officer and Member

YORK GLOBAL VALUE PARTNERS, L.P.

By: YORK GLOBAL VALUE HOLDINGS, LLC


By: /s/ Adam J. Semler
    ---------------------------
    Adam J. Semler
    Chief Financial Officer and Member